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                                   EXHIBIT 21
                             SUBSIDIARIES OF ZENITH

    Set forth below are the names of certain subsidiaries of Zenith. Certain subsidiaries, which considered in the aggregate would not constitute a significant subsidiary, are omitted from the listing below.

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
                                                JURISDICTION OF
                  NAME                           ORGANIZATION
----------------------------------------  ---------------------------
Zenith Insurance Company                          California
CalFarm Insurance Company                         California
ZNAT Insurance Company                            California
CalFarm Insurance Agency                          California
Zenith Star Insurance Company                        Texas
Perma-Bilt, a Nevada Corporation                    Nevada
ZIC Lloyd's Underwriting Limited                    England
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